EXHIBIT 99.1

MutualFirst Financial Announces Reduction in Number of Directors
Muncie, Indiana, February 15, 2017 -- MutualFirst Financial, Inc. (NASDAQ:MFSF), the holding company of MutualBank (the "Bank"), announced today that Richard J. Lashley has been required to resign from his positions as a director of MutualFirst and the Bank due to a Management Interlocks Act restriction.  Mr. Lashley has been appointed to the Boards of Directors of Banc of California, Inc. and its subsidiary, Banc of California, N.A., Irvine, California.
In his resignation letter, Mr. Lashley stated:  "I have very much enjoyed serving on both boards of directors and hope to again be permitted to serve if the Company determines to seek waivers of this restriction from applicable regulatory authorities and such waivers are granted."

David W. Heeter, Chief Executive Officer of MutualFirst, stated: "Rich Lashley, a co-owner of PL Capital, LLC, our largest stockholder, has been a valuable and insightful member of our Board and we have already started the process to seek a waiver as provided by the Management Interlocks Act to permit him to again serve as a director.  We very much appreciate his knowledge of community banks and his wealth of experience and look forward to his rejoining our Board as quickly as possible."

MutualFirst has reduced the authorized number of directors from 12 to 11 as a result of this action.

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-one full-service retail financial centers in Allen, Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned mortgage banking subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF."  Additional information can be found online at www.bankwithmutual.com.